Exhibit 99.1

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release at 7:30 a.m. (ET) on Oct. 14, 2008
Media Contact: Sharon Cooper
973-948-1324, sharon.cooper@selective.com

Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com

Selective Insurance Group Announces
Third Quarter Catastrophe Loss Estimates;
Investment Income Update

Branchville, NJ – Oct. 14, 2008 - Selective Insurance Group, Inc. (NASDAQ: SIGI), today announced preliminary third quarter 2008 catastrophe (CAT) losses, the impact of recent financial market events on the company’s investment portfolio and favorable reserve development.

Selective Insurance Group, Inc., Chairman, President and CEO Gregory E. Murphy stated: “We believe our conservative investment strategy has served us well during this unprecedented period in economic history. While not immune from the extraordinary volatility of the markets, our focus on high credit quality has helped us maintain a strong portfolio with an overall average rating of “AA+” as of Sept. 30, 2008. Importantly, we remain focused on delivering long-term value to our shareholders by leveraging our strong field model and enhanced business analytics to take full advantage of a turn in the commercial lines marketplace.”

Estimated CAT Losses
Estimated CAT losses for the quarter, primarily related to Hurricane Ike in the Midwest, were $8.3 million, after-tax, or $0.16 per diluted share. This equates to 3.4 points on the statutory combined ratio for the quarter.

Financial Market Impact on Investment Income
Investment income for third quarter 2008 will be impacted by lower alternative investment income and a decline in the fair value of Selective’s equity trading portfolio, totaling approximately $5 million, after-tax, or $0.10 per diluted share.

Other investment income, primarily consisting of alternative investment income, was down $2 million, after-tax, or $0.04 per diluted share, compared to last year’s strong third quarter, reflecting general weakness in the financial markets and the significant slowdown in merger and acquisition activity stemming from the current tight credit environment.

Losses on the company’s equity trading portfolio were about $3 million, after-tax, or $0.06 per diluted share, from June 30, 2008, due to the current weakness in the public equity markets. Selective’s alternative investments and equity trading portfolio represent about 6% of the company’s total investment portfolio.

Other-Than-Temporary Impairment (OTTI)
Due to continued turmoil and illiquidity in the financial markets, the company estimates a third quarter 2008 net realized loss on the investment portfolio of approximately $15 million, after-tax, including OTTI impairments of about $23 million, after-tax. The impairments consist of: (i) $17 million, after-tax, of fixed income investments related to both structured securities and the financial services sector; and (ii) $6 million, after-tax, of equity securities and alternative investments.

The write-downs represent about 1% of Selective’s total investment portfolio on a pre-tax basis. In light of unprecedented market disruptions, it is possible that future write-downs, including securities that we believe still have strong underlying fundamentals, may be required in accordance with generally accepted accounting principles.

Favorable Reserve Development
Favorable reserve development for the third quarter 2008 was approximately $4 million, after-tax, or $0.08 per diluted share, primarily from the workers compensation line of business.

Third Quarter 2008 Earnings Release
Selective plans to release complete third quarter 2008 earnings results and earnings guidance after the market close on Oct. 30, 2008. The company remains in its quiet period until the time of the quarterly conference call which will be simulcast at 8:30 a.m. EST, on Oct. 31, 2008, at www.selective.com.

Selective Insurance Group, Inc., is a holding company for seven property and casualty insurance companies rated “A+” (Superior) by A.M. Best. Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Other subsidiaries of the company provide claims, human resources and risk management services. Selective maintains a website at www.selective.com.

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding Selective’s future operations and performance. Such statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, for forward-looking statements. These forward-looking statements are often identified by words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue,” or other comparable terminology and their negatives. Selective and its management assume no obligation to update these forward-looking statements due to changes in underlying factors, new information, future developments or otherwise.

Selective and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in Selective’s future performance. Factors that could cause Selective’s actual results to differ materially from those indicated by such forward-looking statements, include, among other things, those discussed or identified from time to time in our public filings with the SEC and those associated with:
•	the frequency and severity of catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fires, explosions and terrorism;
•	adverse economic, market, regulatory, legal or judicial conditions;
•	the concentration of our business in a number of Eastern Region states;
•	the adequacy of our loss reserves and loss expense reserves;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•
changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, S&P, Moody’s and Fitch;
•	fluctuations in interest rates and the performance of the financial markets;
•	our entry into new markets and businesses; and
•	other risks and uncertainties we identify in filings with the SEC, including, but not limited to, our Annual Report on Form 10-K.

Selective’s SEC filings can be accessed through the Investors and Corporate Governance sections of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).